Exhibit 99.2

Remarks of Sherman L. Black
Rimage Corporation 3rd Quarter FY 2010 Conference Call
October 28, 2010

▪	Good morning and thank you for taking the time to participate in our third quarter earnings conference call.
▪	I will lead off by reviewing our performance for this period and then discussing the progress that we are making with our various growth initiatives.
▪	Then, Jim Stewart, our chief financial officer, will cover our recent operating results in some detail.
▪	We will be pleased to take your questions at the conclusion of our remarks.
▪	Regulation FD prohibits us from providing any forward-looking statements unless they are released simultaneously to the public.
▪	It is important to understand that any forward-looking statements are subject to a number of risks that could affect our anticipated performance.
▪	These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.
▪	Turning now to a brief discussion of our third quarter, Rimage’s overall performance was largely consistent with our internal forecast for this period.
▪	Sales totaled $23.4 million, an increase of 4% from $22.4 million in the third quarter of 2009.
▪	Foreign currency adjustments reduced worldwide sales by 2% in the third quarter.
▪	Net income came to $2.3 million or $0.23 per diluted share, compared to $3.1 million or $0.33 per diluted share in the third quarter of 2009.
▪

As Jim will elaborate in his remarks, our earnings were affected by increased operating expenses related to the implementation of our growth strategy, as well as approximately $450,000 of one-time separation and restructuring expenses.

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Our overall results benefited from our ongoing drive to transform Rimage by maximizing the opportunities available to our traditional disc publishing business and generating new solutions-based revenue streams.

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Reflecting our progress with these efforts, we shipped approximately $2.6 million of hardware related to a previously announced agreement for disc publishing systems for integration into the digital photography solution of a major national retailer.

▪	We have now shipped approximately $5.6 million under this agreement, and we expect to ship another $3.6 million in this year’s fourth quarter.
▪

This agreement, which was initially forecasted in the range of $11.0 million, is now expected to total approximately $10 million, with the balance of shipments currently anticipated in the first quarter of 2011.

▪	During the quarter, we also shipped nearly $2.8 million of our new video surveillance solutions and associated services to federal agencies.
▪	Considering that these solutions were developed and launched within a relatively short period of time, we are pleased with our progress in this promising new area.
▪	Turning now to a discussion of our strategic initiatives, we have devoted considerable time and resources over the past year toward strengthening our traditional disc publishing business.
▪	This sustained effort has enabled us to attain substantially all of the goals that we established for this business at the beginning of the year.
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We strengthened our sales model…we successfully launched an important new product…we streamlined our product offerings…we launched an e-commerce system for our consumables business…and we simplified our service offerings.

▪	And to further maximize the market opportunities available to our disc publishing products, we are poised to start generating a growing revenue stream from medical imaging business in China.
▪	Rimage’s business license application for Rimage Information Technology was approved by the Chinese government in the third quarter.
▪	This majority-owned joint venture will deploy a complete disc publishing solution for medical imaging in hospitals in China.
▪	A general manager for the joint venture has been hired, an office in Shanghai has been established and additional sales and software engineering personnel will be added in coming months.

▪	We anticipate steadily growing revenues from this joint venture in 2011.
▪	As a result of these initiatives, we have succeeded in attaining our goal of slowing the erosion of our mature disc publishing business.
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At the same time, we have made significant progress toward our second goal of transforming Rimage into a solutions-based company and generating new revenue streams by leveraging our disc publishing platform with greater software content.

▪	Our new video surveillance and digital forensics solutions represent the initial results of this growth initiative.
▪	These solutions have already contributed to our 2010 performance, and we are anticipating growing contributions going forward.
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Having accomplished all this, we are now positioned to sharply focus on our long-term growth plan for expanding into the realm of online publishing, thus moving beyond Rimage’s traditional business of physical or disc-based publishing.

▪	As a natural technology evolution for Rimage, online publishing should leverage much of our existing customer base.
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Our online publishing initiative, which is in the proof of concept stage, is aimed at enabling organizations to efficiently publish, deliver and manage rich-content digital assets in a secure and targeted manner to clients, anywhere and at anytime.

▪	When fully developed, we expect this technology to meet an organization’s needs for data delivery to both desktop and mobile devices, independent of the nature of the document or digital asset.
▪	We are developing our online platform internally, but it may prove cost-effective at some point to consider strategic partnerships to expedite the development and go-to-market processes.
▪	The initial revenues from our online initiative are currently anticipated in 2011.
▪	I will conclude my remarks by commenting on the fourth quarter guidance contained in this morning’s earnings release.
▪	For the fourth quarter of 2010 ending December 31, we are forecasting sales and earnings at approximately the same level as this year’s third quarter.
▪	This forecast reflects the sales outlook for our disc publishing and solutions-based systems, as well as our plan for additional investments in solutions and online publishing.
▪	I want emphasize that we have embarked on a multi-year process, and given the scope of the changes taking place, our progress may be uneven on a quarterly basis.
▪	Within this context, we are off to a good start and we are confident about Rimage’s prospects.
▪	Our success will be driven by the outstanding work of our many excellent employees around the world…by our VAR partners…and by our valued suppliers.
▪	I want to thank every member of our team for their dedication and commitment to our common objectives.
▪	Before turning over this call to Jim Stewart, I want to say that we are genuinely pleased to have an executive of Jim’s deep professional experience and wide-ranging capabilities.
▪	Since coming on board in August, he has already made his presence felt in both strengthening our financial systems and contributing to our strategic planning.
▪	All in all, Jim is an excellent addition to Rimage’s senior management team.
▪	Thank-you. Now, Jim will review some highlights from our third quarter operating results.

Remarks of James R. Stewart

Rimage Corporation 3rd Quarter FY 2010 Conference Call

October 28, 2010

•	Thanks, Sherman.
•	It is a pleasure to be with you on today’s call and as Rimage’s new CFO I am looking forward to working and speaking with each of you as we go forward
•	Before I get into our third quarter operating results, I would first like to make a few comments about my background and why I joined Rimage.
•

My experience includes leading finance organizations in both public and private equity-backed companies. I have been CFO in other companies that have faced some of the same challenges that we are now facing at Rimage. I have led efforts to help transform companies operating in mature markets…identify new business platforms upon which to grow…and then execute strategies to make those transformational changes happen.

•

I found those experiences both challenging and enjoyable and I am now excited to be part of the team that will make similar transformational changes at Rimage. I have been with Rimage for three months and have seen the high quality of our people. In addition, the growth plans that have been developed and the process that we are putting in place to execute on those growth plans give me great confidence that we will be successful in growing Rimage and building value for our shareholders.

•	Now, I will begin my comments on our operating results by providing some additional color to our third quarter revenues.
•	Sales of digital publishing equipment rose 6% from this year’s second quarter and by 18% from the level in the third quarter of 2009.
•	These increases were driven by sales of our traditional disc publishing business systems to the photo retail market as well as by sales of our new surveillance solutions to federal agencies.
•	Reflecting this growth, digital publishing equipment accounted for 49% of our third quarter sales, unchanged from the second quarter but up from 43% in the third quarter of 2009.
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Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, rose 4% from this year’s second quarter and were down 6% from the third quarter of 2009.

•	Recurring revenues accounted for 51% of our third quarter sales, unchanged from the second quarter and below the 57% in the third quarter of last year.
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Our consumables business is being affected by reduced utilization of our worldwide installed base of digital publishing systems, reflecting the impact of the sluggish economy and, to a lesser extent technology substitutions.

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At the same time, it bears emphasizing that our consumables business has a long tail. By this, I mean that a stream of consumables is associated with virtually every disc publishing system and that it is neither cheap nor easy for our customers to make a product substitution or a technology change.

•	For these reasons, we expect our consumables business to be a significant part of our business for some time to come.
•

Third quarter international sales declined 5% from the second quarter level and by 11% from the year earlier period. The decline from last year is largely due to continued softness in our European operation as well as foreign currency effects which reduced our international sales by 6%. Third quarter foreign currency effects reduced our total worldwide sales by 2% compared to last year’s third quarter.

•	International sales accounted for 30% of our total third quarter revenue down from 34% in the second quarter and 36% in the third quarter of 2009.
•	Moving down the income statement, Rimage’s gross margin rose to 50% in the third quarter from 48% in the second quarter and was unchanged compared to last year’s third quarter.
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Our gross margin in this year’s third quarter was favorably impacted by the higher proportion of hardware in our sales mix. Our gross margin also benefited from our sales of solutions which carry a higher software content and, thus, a higher margin. In addition, we believe that the sales model change instituted earlier this year has also contributed to a higher gross margin. We expect our fourth quarter gross margin to be at approximately the same level as the third quarter.

•	Turning now to operating expenses, R&D expense of $1.8 million was up from $1.4 million in the second quarter and $1.5 million in last year’s third quarter.

•	The increased level of R&D expenditures was related to the development of our online data publishing platform as well as continued work on our video surveillance and digital forensics solutions.
•	Given the focus we are placing on these growth initiatives R&D expense is projected to increase approximately 10% in this year’s fourth quarter.
•	Selling, general and administrative expense totaled $6.4 million in the third quarter, up from $6.0 million in the second quarter and $5.0 million in the third quarter of 2009.
•	A significant portion of the sequential quarterly increase was attributable to one-time separation payments that were made to my predecessor, who left Rimage in August.
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The balance of the sequential increase and the great majority of the year-over-year increase was related to implementing our growth strategy, including increases in headcount, costs for rolling out our Web commerce system for consumables and legal fees for establishing our China joint venture.

•	In recognition of the need to improve productivity and slow the growth of operating expenses during this period of change and transformation, we recently implemented an 8% headcount reduction.
•	This move will have no impact on our ability to continue executing in our core disc publishing business or executing on our transformational growth strategy.
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We incurred a portion of the expenses related to this workforce reduction in the third quarter, and some additional expenses will be incurred in the fourth quarter. Overall, we expect SG&A expense in this year’s fourth quarter to be at or slightly above third quarter levels – inclusive of these one-time costs.

•	Rimage’s third quarter operating margin of 15% was up from 14% in the second quarter but down from 20% in last year’s third quarter due to the higher operating expenses in the current period.
•	Our effective tax rate was 37% in the third quarter, and we anticipate a full year tax rate at or near this level.
•	Cash and investments totaled $113 million at the end of the third quarter compared to $108 million at the end of the second quarter and $110 million at the beginning of the year.
•	Working capital totaled $112 million at September 30 compared to $108 million at the end of the second quarter and $103 million at the beginning of 2010.
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Finally, Rimage’s balance sheet remains debt free, while stockholders equity increased to $127 million at the end of the third quarter from $123 million at the end of the second quarter and $120 million at the beginning of this year.

•	That wraps up our formal remarks and now the conference call operator will poll you for any questions.